EXHIBIT 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT is entered into this 13th day of May, 2013, by and among FIRST MERCHANTS CORPORATION (“First Merchants”) and the undersigned shareholders of CFS BANCORP, INC. (collectively, the “Shareholders”).

W I T N E S S E T H:

In consideration of the execution by First Merchants of the Agreement of Reorganization and Merger between First Merchants and CFS Bancorp, Inc. (“Citizens”) of even date herewith (the “Merger Agreement”), the undersigned Shareholders of Citizens hereby agree that each of them shall cause all Citizens common shares owned by him/her of record and beneficially, including, without limitation, all shares owned by him/her individually, all shares owned jointly by him/her and his/her spouse, all shares owned by any minor children (or any trust for their benefit), all shares owned by any business of which any of the Shareholders who are directors are the principal shareholders (but in each such case only to the extent the Shareholder has the right to vote or direct the voting of such shares), and specifically including all shares shown as owned directly or beneficially by each of them on Exhibit A attached hereto or acquired subsequently hereto (collectively, the “Shares”), to be voted in favor of the merger of Citizens with and into First Merchants in accordance with and pursuant to the terms of the Merger Agreement at the annual or special meeting of shareholders of Citizens called for that purpose.  Notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to vote such Shares in favor of another Acquisition Proposal (as such term is defined in the Merger Agreement) that is submitted for approval by the shareholders of Citizens if both of the following shall have occurred:  (a) Citizens’ Board of Directors has approved such Acquisition Proposal and recommended such Acquisition Proposal to Citizens’ shareholders in accordance with Section 7.5 of the Merger Agreement and (b) the Merger Agreement has been terminated in accordance with Section 10.1(d) of the Merger Agreement.

Each of the Shareholders further agrees and covenants that he/she shall not sell, assign, transfer, dispose or otherwise convey, nor shall he/she cause, permit, authorize or approve the sale, assignment, transfer, disposition or other conveyance of, any of the Shares or any interest in the Shares to any other person, trust or entity (other than Citizens) prior to the annual or special meeting of shareholders of Citizens called for the purpose of voting on the Merger Agreement without the prior written consent of First Merchants, such consent not to be unreasonably withheld in the case of a gift or similar estate planning transaction (it being understood that First Merchants may decline to consent to any such transfer if the person acquiring such Shares does not agree to take such Shares subject to the terms of this Agreement).

This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflict of laws provisions thereof.  This Agreement may be executed in counterparts, each of which (including any facsimile thereof) shall be deemed to be an original, but all of which shall constitute one and the same agreement.  It is understood and agreed that Shareholders who execute this Agreement shall be bound hereby, irrespective of whether all Shareholders execute this Agreement.  The obligations of each of the Shareholders under the terms of this Voting Agreement shall terminate contemporaneously with the termination of the Merger Agreement.

Notwithstanding any other provision hereof, nothing in this Agreement shall be construed to prohibit a Shareholder, or any officer or affiliate of a Shareholder who is or has been designated a member of Citizens’ Board of Directors, from taking any action solely in his or her capacity as a member of Citizens’ Board of Directors or from exercising his or her fiduciary duties as a member of Citizens’ Board of Directors to the extent specifically permitted by the Merger Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, First Merchants and each of the undersigned Shareholders of Citizens have made and executed this Voting Agreement as of the day and year first above written, and First Merchants has caused this Voting Agreement to be executed by its duly authorized officer.

FIRST MERCHANTS CORPORATION By: /s/Michael C. Rechin Michael C. Rechin, President and Chief Executive Officer
SHAREHOLDERS /s/John W. Palmer John W. Palmer
/s/Gene Diamond Gene Diamond
/s/Daryl D. Pomranke Daryl D. Pomranke
/s/Gregory W. Blaine Gregory W. Blaine
/s/Joyce M. Simon Joyce M. Simon
/s/Robert R. Ross Robert R. Ross

EXHIBIT A

LISTING OF SHARES

Name of Beneficial Owner	Number of Common Shares Beneficially Owned (1)		Options Exercisable	Unvested Restricted Stock (2)	Total Amount of Beneficial Ownership	Total Percentage Ownership

Directors and Director Nominees:
Gregory W. Blaine	31,292		11,000	408	42,700	*
Gene Diamond	65,029	(4)	11,000	408	76,437	*
John W. Palmer	1,057,659	(3)	—	—	1,057,659	9.67%
Daryl D. Pomranke	46,268	(5)	5,000	20,675	71,943	*
Robert R. Ross	16,316	(6)	16,000	408	32,724	*
Joyce M. Simon	22,380	(7)	16,000	408	38,788	*
All Directors of CFS as a group (6 persons)	1,238,944		59,000	22,307	1,320,251	11.98%
____________
*	Represents less than 1% of the outstanding stock.
(1)
Based upon filings made under the Securities Exchange Act of 1934, (Exchange Act) and information furnished by the Directors named in this table.  Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Shares of unvested restricted stock are included in the table because the recipient of the shares has the right to vote and receive any dividends declared and payable on such shares during such time as the shares remain unvested.  Once shares of restricted stock are vested, the shares are included in the number of common shares beneficially owned.

(3)
Based on information provided by Mr. Palmer on his Directors and Officers Questionnaire signed and dated February 10, 2013 regarding his beneficial ownership of the Company’s common stock.  Includes shares owned by PL Capital, LLC.; Financial Edge Fund, L.P.; Financial Edge–Strategic Fund, L.P.; Goodbody/PL Capital, L.P.; PL Capital/Focused Fund, L.P.; PL Capital Advisors, LLC; Goodbody/PL Capital, LLC; John W. Palmer; Richard J. Lashley; Beth Lashley; Dr. Robin Lashley; Danielle Lashley; Irving A. Smokler; Red Rose Trading Estonia OU; and PL Capital Pension Plan.  Certain of these parties have sole and/or shared voting and dispositive power with respect to these shares.

(4)	Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 42,000 shares owned jointly with his spouse; and 3,000 shares held by a private foundation he established.
(5)
Includes 4,394 shares allocated to Mr. Pomranke’s account in the Citizens Financial Bank 401(k) Retirement Plan (the “Retirement Plan”); 24,874 shares owned jointly with his spouse; and 1,000 shares owned by his adult children.

(6)	Mr. Ross’ shares are owned jointly with his two adult children.
(7)
Includes 18,588 shares held in a trust for Ms. Simon established by CFS to fund its obligations with respect to the Directors’ deferred compensation plan and 1,000 shares owned jointly with her spouse.

A-1